EXHIBIT 5



                                                     January 22, 1999


Board of Directors of
Manchester Equipment Co., Inc.
160 Oser Avenue
Hauppauge, New York 11788

Re:      Stock Option Plan

Gentlemen:

         We have acted as counsel to Manchester Equipment Co., Inc. (the "Company") in connection with its filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 1,100,000 shares (the "Shares") of the Company's authorized and unissued shares of Common Stock, $.01 par value, issuable upon the exercise of options under the Company's Amended and Restated 1996 Incentive and Non-Incentive Stock Option Plan (as amended, the "Plan").

         As such counsel, we have examined originals, or copies certified to our satisfaction, of the corporate records of the Company, agreements and other instruments, certificates of public officials, certificates of officers of the Company and such other documents as we deemed necessary as a basis for the opinion hereinafter set forth.

         In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified or photostatic copies.

         On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement.

                                                     Very truly yours,

                                                     STEBEL & PASELTINER, P.C.

                                                     By: /s/ David E. Paseltiner
                                                             David E. Paseltiner